Exhibit 5.1

Our ref	JJH/605073-000001/6061179v2
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Vimicro International Corporation

15/F Shining Tower

No. 35 Xueyuan Road, Haidian District

Beijing 100083

Peoples’ Republic of China

2 May 2013

Dear Sirs

We have acted as Cayman Islands legal advisers to Vimicro International Corporation (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 19 May 2010, relating to the offering (“the “Offering”) by certain selling shareholders of the Company of certain American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of par value US$0.0001 each (the “Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1                               the certificate of incorporation dated 24 February 2004;

1.2                               the amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 29 October 2005 and effective immediately upon completion of the Company’s initial public offering of its Shares represented by ADSs on the New York Stock Exchange (the “Memorandum and Articles of Association”);

1.3                               the written resolutions of the Board of Directors of the Company dated 2 May 2013 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.4                               a certificate from a Director of the Company addressed to this firm dated 2 May 2013, a copy of which is attached hereto (the “Director’s Certificate”);

1.5                               a certificate of good standing dated 30 April 2013, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”); and

1.6                               the Registration Statement.

2                                         Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions relates only to the laws of the Cayman Islands as the same are in force on the date of this opinion letter.  In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1                               copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2                               the genuineness of all signatures and seals.

2.3                               There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

3                                         Opinion

Based upon the foregoing assumptions and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;

3.2                               immediately upon the completion of the Offering, the authorised share capital of the Company will be US$50,000 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.0001;

3.3                               the sale and transfer of the ADSs, pursuant to the Offering has been duly authorised by the Company, and the Shares representing such ADSs, have been legally issued and are fully paid and non-assessable; and

3.4                               the statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4                                         Qualifications

This opinion is subject to the following qualification and limitation that under the Companies Law (2012 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2012 Revision) directs or authorises to be inserted therein.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Encl